UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 25, 2023
EOS ENERGY ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39291	84-4290188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3920 Park Avenue
Edison, New Jersey 08820
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (732) 225-8400
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	EOSE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock	EOSEW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Accounting Officer

On August 25, 2023, the Board of Directors of the Company (the “Board”) appointed Sumeet Puri (age 50) to serve as the Company’s Chief Accounting Officer, effective September 5, 2023 (the “Commencement Date”). Mr. Puri has 23 years of experience in various financial leadership roles at manufacturing, distribution and financial services organizations. Prior to Eos, Mr. Puri most recently served as global controller and principal accounting officer for Caterpillar Financial Services Corporation, a provider of retail and wholesale financing solutions and extended protection products to Caterpillar customers and dealers for the complete line of Caterpillar products. There, Mr. Puri was responsible for controllership, planning and budgeting and SEC reporting functions. From August 2019 to August 2021, Mr. Puri served as assistant corporate controller of W.W. Grainger, Inc. (NYSE: GWW), an industrial supply company. Previously, Mr. Puri served as global controller of General Electric Company’s global operations division between September 2013 and July 2018. Mr. Puri originally joined GE Capital in 2000, holding various leadership positions with progressive responsibilities within the finance functions.

In connection with his appointment, on August 27, 2023, the Company entered into an employment agreement with Mr. Puri (the “Employment Agreement”), pursuant to which Mr. Puri will receive an annual base salary of $300,000. Mr. Puri will also be eligible for a year-end target bonus of 40% of his annual base salary, with the actual bonus to be determined based on performance. In addition, Mr. Puri is entitled to receive a $50,000 bonus on February 27, 2024 (the “Signing Bonus”), provided that Mr. Puri does not resign voluntarily, or the Company does not terminate his employment for “Cause” (as such term is defined in the Employment Agreement) before such date. Additionally, upon commencing his employment with the Company, Mr. Puri will receive a grant of 205,000 restricted stock units that settle in shares of Class A common stock of the Company (the “RSUs”) that vest, subject to continued employment, in three equal annual installments on each anniversary of the Commencement Date (with accelerated vesting on a change in control). Mr. Puri will also be eligible for annual long-term incentive grants commensurate with his position beginning with the annual grant to senior executives in 2024.

The Employment Agreement also provides that if Mr. Puri’s employment is involuntarily terminated (i.e., terminated without Cause (as defined in the Employment Agreement) or with Good Reason (as defined in the Employment Agreement), conditioned on Mr. Puri’s execution and non-revocation of a release of claims, Mr. Puri will be entitled to receive: any accrued but unpaid base salary and vacation earned (if applicable) through the date of termination, six (6) months of continued base salary, prorated annual bonus based on actual performance, and full vesting of outstanding equity awards (including the RSUs) other than any awards subject to performance-based vesting.

The Employment Agreement also includes customary confidentiality and assignment of intellectual property obligations, as well as non-competition and non-solicitation restrictions (both of employees and business relationships) that continue for 12 months following termination of employment.

There are no arrangements or understandings between Mr. Puri and any other persons pursuant to which he was selected as an officer of the Company, and Mr. Puri is not related to any other executive officer or director of the Company. Mr. Puri has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing summary description of the Employment Agreement is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statement and Exhibits.
(d) Exhibits

Exhibit Number	Description of Document

10.1	Employment Agreement dated August 27, 2023
104	Cover page of this Current Report on Form 8-K formatted in Inline XBRL

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EOS ENERGY ENTERPRISES, INC.

Dated: August 28, 2023	By:	/s/ Nathan Kroeker
		Name:	Nathan Kroeker
		Title:	Chief Financial Officer
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